   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2000


                                                 REGISTRATION NO. 333-48442
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    --------

                               NETWORK PLUS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4813                            04-3430576
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              234 COPELAND STREET
                          QUINCY, MASSACHUSETTS 02169
                                 (617) 786-4000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                    --------

                             JAMES J. CROWLEY, ESQ.
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF OPERATING OFFICER
                               NETWORK PLUS CORP.
                              234 COPELAND STREET
                          QUINCY, MASSACHUSETTS 02169
                                 (617) 786-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                             JEFFREY N. CARP, ESQ.
                            WILLIAM S. GEHRKE, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

                                    --------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                    --------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                                              File No. 333-48442

                                1,500,000 Shares

                               NETWORK PLUS CORP.

                                  Common Stock

                                    --------


     Network Plus is registering 1,500,000 shares of common stock for issuance as dividends on 2,500,000 depositary shares, each representing 1/10 of a share of 7 1/2% Series A cumulative convertible preferred stock. Our common stock is quoted on the Nasdaq National Market under the symbol "NPLS". The last reported sale price for our common stock on November 17, 2000 was $6.72 per share.


                                    --------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    --------


                      Prospectus dated November 21, 2000.

                               NETWORK PLUS CORP.

     We were incorporated in Delaware in July 1998. Our wholly owned operating subsidiary, Network Plus, Inc., was incorporated in Massachusetts in March 1990. Our principal executive offices are located at 234 Copeland Street, Quincy, Massachusetts 02169. Our telephone number at this location is (617) 786-4000, and our Internet address is www.np1.com. The information on our website is not incorporated into this prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "NPLS".

     Network Plus and the Network Plus logo are registered service marks, and LOGOS is a service mark, of Network Plus. All other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

     Any reference in this prospectus to our "convertible preferred stock" means our 7 1/2% series A cumulative convertible preferred stock.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in the "Use of Proceeds and Purpose of this Registration Statement", and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. For this purpose, any statement that is not a statement of historical fact is a forward-looking statement. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements that are not historical facts. We generally intend the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate" and similar expressions to identify forward-looking statements.

     Because these forward-looking statements involve risks and uncertainties, including those described in the Form 10-K and Forms 10-Q incorporated by reference into this prospectus under the headings "Certain Factors That May Affect Future Results" and "Certain Factors That May Affect Future Operating Results" our actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

           USE OF PROCEEDS AND PURPOSE OF THIS REGISTRATION STATEMENT

     On April 12th, 2000, we sold 2,500,000 depositary shares, each representing 1/10 of a share of convertible preferred stock. The net proceeds to us from the convertible preferred stock offering was approximately $119.8 million.

     The depositary shares are entitled to receive dividends of 7 1/2% of the $50 liquidation preference per depositary share per year. Dividends are payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year. We have the option to pay dividends in shares of common stock, in cash or a combination thereof. If we elect to pay a dividend with common stock, the market price of our common stock for purposes of calculating the number of shares required to satisfy the dividend payment will be equal to 95% of the arithmetic average of the closing price of our common stock on the five trading days preceding the dividend payment date. The shares of common stock being registered by this registration statement will, from time to time, be used to make dividend payments on the convertible preferred stock. We will not receive any proceeds from the issuance of such shares of common stock.

                          PRICE RANGE OF COMMON STOCK

     Our common stock began trading on the Nasdaq National Market on June 30, 1999, under the symbol "NPLS". The following table sets forth for the indicated periods the high and low sale prices of our common stock as reported by the Nasdaq National Market.


                                                              HIGH      LOW
                                                              ----      ---
1999
  June 30, 1999............................................  $30.56    $16.00
  Third Quarter............................................  $25.13    $12.00
  Fourth Quarter...........................................  $21.50    $10.00
2000
  First Quarter............................................  $62.63    $19.13
  Second Quarter...........................................  $39.44    $10.00
  Third Quarter............................................  $16.31    $ 6.25
  Fourth Quarter (through November 17, 2000)...............  $ 9.03    $ 5.00




     The trading price under the "low" column on June 30, 1999 is based on the initial price to public in our initial offering. On November 17 2000, the last reported sale price of our common stock on the Nasdaq National Market was $6.72.

                                 LEGAL MATTERS

     The validity of the common stock will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares to be registered. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be registered, please refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings, including the registration statement, are also available to you on the SEC's Internet site at www.sec.gov.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore we file reports, proxy statements and other information with the SEC. You can inspect and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the

SEC's Public Reference Room at 450 Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also makes electronic filings publicly available on its Web site within 24 hours of acceptance. Our common stock is quoted on the Nasdaq National Market under the trading symbol "NPLS."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     (a) Annual Report on Form 10-K for the year ended December 31, 1999;

     (b) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 9, 1999; and

     (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning the office of the treasurer, Network Plus, 234 Copeland Street, Quincy, MA 02169, telephone number (617) 786-4000.

             ------------------------------------------------------
             ------------------------------------------------------
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the registration of the shares of common stock. All amounts shown are estimates.

SEC registration fee........................................  $    2,277
Nasdaq National Market additional listing fee...............       1,000
Transfer Agent and Registrar fees...........................       1,000
Accounting fees and expenses................................       2,000
Legal fees and expenses.....................................      15,000
Printing and mailing expenses...............................       5,000
Miscellaneous...............................................       1,000
                                                              ----------
     Total..................................................  $   27,277
                                                              ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article Eighth of our Certificate of Incorporation (the "Certificate") provides that we shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the our request as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL or any successor statute. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will pay expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us. The Certificate further provides that a director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     We have obtained insurance on behalf of our directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits



EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  4.1(1)   --   Form of Common Stock Certificate
  5*       --   Opinion of Hale and Dorr LLP.
 23.1      --   Consent of PricewaterhouseCoopers LLP.
 23.2*     --   Consent of Hale and Dorr LLP (included in their opinion
                filed as Exhibit 5).
 24*       --   Power of Attorney.



---------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-79479).


  * Previously filed.


     (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes, to the extent required by the rules and regulations of the Securities and Exchange Commission, that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on November 21, 2000.



                                        NETWORK PLUS CORP.

                                        By:  /s/ James J. Crowley
                                            ------------------------------------
                                            James J. Crowley
                                            Executive Vice President, Chief
                                            Operating Officer and Secretary




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons, in the capacities indicated, as of November 21, 2000.




          NAME                    TITLE
          ----                    -----

        *                         Chairman of the Board
------------------------------
Robert T. Hale


        *                         President, Chief Executive Officer and
------------------------------       Director (Principal Executive Officer)
Robert T. Hale, Jr.


/s/ James J. Crowley              Executive Vice President, Chief Operating
------------------------------       Officer, Secretary and Director
James J. Crowley


        *                         Executive Vice President of Finance, Chief
------------------------------       Financial Officer and Treasurer (Principal
Robert J. Cobuzzi                    Financial and Accounting Officer)


        *                         Director
------------------------------
David D. Martin


                                  Director
------------------------------
Joseph C. McNay


* By: /s/ James J. Crowley
      ------------------------
      James J. Crowley
      Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                   DESCRIPTION
-------                                 -----------
  4.1(1)   --   Form of Common Stock Certificate
  5*       --   Opinion of Hale and Dorr LLP.
 23.1      --   Consent of PricewaterhouseCoopers LLP.
 23.2*     --   Consent of Hale and Dorr LLP (included in their opinion
                filed as Exhibit 5).
 24*       --   Power of Attorney.


---------------
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-79479).
 *  Previously filed.